UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2012
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2012, Progress Software Corporation (the “Company”) announced that Executive Chairman Philip M. Pead had been named Interim Chief Executive Officer, effective as of the close of business on November 2, 2012. A copy of the press release issued by the Company on November 1, 2012 is attached as Exhibit 99.1 to this Form 8-K. As Interim Chief Executive Officer, Mr. Pead will serve as the Company's principal executive officer.

As Interim Chief Executive Officer, Mr. Pead replaces Jay H. Bhatt, who previously informed the Company that he was leaving to pursue another leadership position. Mr. Bhatt's employment with the Company terminated on November 2, 2012 and simultaneously with his termination of employment, Mr. Bhatt resigned from the Company's Board of Directors. Except for accrued base salary, Mr. Bhatt did not receive any severance or other compensation in connection with his termination of employment.

In connection with Mr. Pead's appointment, the Company and Mr. Pead entered into a letter agreement setting forth the terms of Mr. Pead's compensation as Executive Chairman and Interim Chief Executive Officer. For the period from October 7, 2012 until November 2, 2012 (the “Interim Period”), Mr. Pead was paid a base salary of $10,000 per month in cash. In addition, Mr. Pead will also be issued at the next Compensation Committee meeting restricted stock units having a value equal to $10,000, with the exact number of restricted stock units to be issued being determined by reference to the closing price of the Company's stock on the date of grant.

From and after November 2, 2012, until the date a new President and Chief Executive Officer commences employment with the Company, Mr. Pead will be paid a monthly base salary of $25,000 in cash. In addition, at the first Compensation Committee meeting following the date a new President and Chief Executive Officer commences employment, Mr. Pead will be issued restricted stock units having a value equal to $25,000 for each month in which Mr. Pead serves as Interim Chief Executive Officer, with the exact number of restricted stock units to be issued being determined by reference to the closing price of the Company's stock on the date of grant. Lastly, at the meeting of the Compensation Committee in fiscal year 2013 at which the Compensation Committee approves the issuance of cash and equity compensation to non-employee directors, Mr. Pead will be issued $200,000 of restricted stock units, with the exact number of restricted stock units to be issued being determined by reference to the closing price of the Company's stock on the date of grant.

In the event that Mr. Pead remains Executive Chairman following the date a new President and Chief Executive Officer commences employment, Mr. Pead will be entitled to the compensation applicable during the Interim Period, as described above. In the event that Mr. Pead ceases to be Executive Chairman following the date a new President and Chief Executive Officer commences employment but remains on the Company's Board of Directors, Mr. Pead will be entitled to the compensation paid to non-employee directors of the Company at such time.

The foregoing compensation will be in lieu of any other compensation to which Mr. Pead would otherwise be entitled as a member of the Board of Directors of the Company during his term as Executive Chairman.

In the event of (a) Mr. Pead's death, (b) Mr. Pead's disability, or (c) Mr. Pead's removal as Executive Chairman by the Board of Directors, all unvested restricted stock units will immediately vest. For six months following termination of Mr. Pead's employment as Executive Chairman, the Company will pay the COBRA premiums (less the amount he would have otherwise been required to contribute for health benefits if he had continued on the Company's medical and dental plans with his coverage elections as of the date of termination). Mr. Pead will not be entitled to receive any other severance or other amounts in connection with his termination of employment.

9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Issued by Progress Software Corporation, dated November 1, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 7, 2012	Progress Software Corporation

		By:	/s/ Melissa Cruz
Melissa Cruz
Senior Vice President, Finance and Administration and Chief Financial Officer